Because the electronic format of filing Form N-SAR does not provide adequate space for responding to Items 72DD, 73A, 74U and 74V correctly, the correct answers are as follows:

Evergreen Equity Index Fund
		72DD		73A		74U        	74V
		Dollar		Per Share	Shares
       	Distributions	Distributions	Outstanding	NAV

Class A	3,304,505	0.61		5,061,652	47.72
Class B	970,165	0.28		2,972,858	47.46
Class C	1,121,165	0.28		3,651,633	47.52
    Class I	4,571,153	0.72		5,349,102	47.76
Class IS	193,865	0.61		315,029	47.73